Exhibit 10.1

MARVELL TECHNOLOGY GROUP LTD.
AMENDED AND RESTATED 1995 STOCK OPTION PLAN

REFORMATION OF STOCK OPTION AGREEMENT

This Reformation of Stock Option Agreement is entered into by and between Sehat Sutardja (the “Optionee”) and Marvell Technology Group Ltd., a Bermuda corporation (the “Company”), effective as set forth below.

Recitals

WHEREAS, the Company previously issued to the Optionee an option (the “Option”) to acquire 1,500,000 shares (which have since split on a 1 for 4 basis)  of common stock of the Company at an exercise price of $9.125 per share (post-split) pursuant to a stock option agreement dated effective December 26, 2003 (the “Agreement”) under the Company’s Amended and Restated 1995 Stock Option Plan (the “Plan”);

WHEREAS, the parties subsequently reformed the Agreement to reflect an exercise price per share of $10.91 (post-split);

WHEREAS, the number of shares subject to the Option exceeded the annual per grant limit under the Plan by 500,000 pre-split (2,000,000 post-split) shares;

WHEREAS, the Option has been exercised with respect to 2,200,788 (post-split) shares before 2006 and 799,212 (post-split) shares in 2006; and

WHEREAS, the parties hereby further reform the Agreement to correspond to the share limit set forth in the Plan.

Agreement

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

A.            The terms of the Option and Agreement are hereby reformed, effective May 5, 2007, to reflect that the number of shares subject to the portion of the Option which has not been exercised is 1,000,000 (post-split) shares.  The 2,000,000 shares cancelled shall be in inverse order of vesting such that unvested shares which are the last to vest shall be the first to be cancelled.

B.            The terms of the Agreement not specifically reformed hereby remain in full force and effect.

C.            All defined terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Agreement.

D.            This Reformation of Stock Option Agreement shall be governed by the laws of the State of California.

E.             The Optionee has had an opportunity to consult with the Optionee’s personal advisors with regard to this Reformation of Stock Option Agreement, and is not relying on the Company or its agents for tax, legal or investment advice.  The Optionee agrees that the Company shall not be liable for any costs, loss or damage (other than taxes) that the Optionee may incur by entering into this Reformation of Stock Option Agreement; it being understood that the Optionee will not pursue a claim (i) with respect to such costs, loss or damage (other than taxes), or (ii) with respect to costs incurred in connection with the negotiation and preparation of this Reformation of Stock Option Agreement; provided, however, that nothing herein shall affect any rights of the Optionee to indemnification pursuant to the Company’s bye-laws or any other agreements or instruments of or with the Company or any of its subsidiaries.  Without limiting the generality of the foregoing, the Company agrees to indemnify Optionee for any taxes incurred by entering into this Reformation of Stock Option Agreement.

The parties hereto have duly executed this Reformation of Stock Option Agreement on the dates set forth below.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Paul R. Gray

Name:	Paul R. Gray

Title:	On behalf of Implementation Committee

Date:	May 6, 2007

/s/ Sehat Sutardja
Signature of Optionee

Sehat Sutardja

		Date:	5/6/2007